Exhibit 107

Calculation of Filing Fee Table

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1

(Form Type)

TMC THE METALS COMPANY INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity	Common Shares	457(c)	264,438,297(2)	$4.14(3)	$1,094,774,549.58	0.0000927	$101,485.61
Fees Previously Paid	Equity	Warrants to purchase Common Shares	457(g)	9,500,000(4)	—	—	—	—(5)
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts				$1,094,774,549.58		$101,485.61
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$0(6)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional Common Shares that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Consists of (i) 239,938,297 Common Shares, without par value, of the Registrant (the “Common Shares”) registered for sale by the selling securityholders named in this registration statement (the “Selling Securityholders”) (including 78,518,244 Common Shares issuable upon conversion of issued and outstanding Special Shares (as defined in this Registration Statement) and up to 11,578,620 shares issuable upon the exercise of the Allseas Warrant (as defined in this Registration Statement) and the Common Shares referred to in the following clause (ii)), (ii) 9,500,000 Common Shares issuable upon the exercise of 9,500,000 Private Placement Warrants (as defined herein), and (iii) 15,000,000 Common Shares issuable upon the exercise of 15,000,000 Public Warrants (as defined herein).

(3)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $4.14, which is the average of the high and low prices of the Common Shares on October 6, 2021 on The Nasdaq Stock Market (the “Nasdaq”).
(4)	Represents the potential resale of 9,500,000 Private Placement Warrants held by the Selling Securityholders, which represent warrants to acquire 9,500,000 Common Shares.
(5)	In accordance with Rule 457(i), the entire registration fee for the Private Placement Warrants is allocated to the Common Shares underlying such warrants, and no separate fee is payable for the Private Placement Warrants.
(6)	A registration fee of $101,485.61 has previously been paid in connection with the initial filing of the Registration Statement, filed with the Securities and Exchange Commission on October 7, 2021. Accordingly, no registration fee is being paid with this Post-Effective Amendment No. 1 to the Registration Statement.